Exhibit 7

Umb Bank, National Association - FDIC Certificate Number: 8273 Submitted to CDR on 04/30/2021 at 02:50 PM

Consolidated Report of Condition for Insured Banks and Savings Associations for March 31, 2021

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Page 17 of 89
RC-1

All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.

Schedule RC—Balance Sheet

Dollar Amounts in Thousands			RCFD	Amount	
Assets					
1. Cash and balances due from depository institutions (from Schedule RC-A):					
a. Noninterest-bearing balances and currency and coin (1)			0081	386,622	1.a.
b. Interest-bearing balances (2)			0071	3,830,763	1.b.
2. Securities:					
a. Held-to-maturity securities (from Schedule RC-B, column A) (3)			JJ34	1,039,711	2.a.
b. Available-for-sale debt securities (from Schedule RC-B, column D)			1773	9,753,330	2.b.
c. Equity securities with readily determinable fair values not held for trading (4)			JA22	101,801	2.c.
3. Federal funds sold and securities purchased under agreements to resell:					
a. Federal funds sold			RCON B987	0	3.a.
b. Securities purchased under agreements to resell (5,6)			RCFD B989	1,629,813	3.b.
4. Loans and lease financing receivables (from Schedule RC-C):			RCFD		
a. Loans and leases held for sale			5369	10,275	4.a.
b. Loans and leases held for investment	B528	16,497,352			4.b.
c. LESS: Allowance for loan and lease losses (7)	3123	202,814			4.c.
d. Loans and leases held for investment, net of allowance (item 4.b minus 4.c)			B529	16,294,538	4.d.
5. Trading assets (from Schedule RC-D)			3545	25,329	5.
6. Premises and fixed assets (including capitalized leases)			2145	220,435	6.
7. Other real estate owned (from Schedule RC-M)			2150	4,740	7.
8. Investments in unconsolidated subsidiaries and associated companies			2130	0	8.
9. Direct and indirect investments in real estate ventures			3656	0	9.
10. Intangible assets (from Schedule RC-M)			2143	151,036	10.
11. Other assets (from Schedule RC-F) (6)			2160	960,891	11.
12. Total assets (sum of items 1 through 11)			2170	34,409,284	12.
Liabilities					
13. Deposits:			RCON		
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E, Part I)			2200	28,483,240	13.a.
(1) Noninterest-bearing (8)	RCON 6631	11,806,864			13.a.1.
(2) Interest-bearing	RCON 6636	16,676,376			13.a.2.
b. In foreign offices, Edge and Agreement subsidiaries, and IBFs			RCFN		
(from Schedule RC-E, Part II)			2200	0	13.b.
(1) Noninterest-bearing	RCFN 6631	0			13.b.1.
(2) Interest-bearing	RCFN 6636	0			13.b.2.
14. Federal funds purchased and securities sold under agreements to repurchase:					
a. Federal funds purchased in domestic offices (9)			RCON B993	217,301	14.a.
b. Securities sold under agreements to repurchase (10)			RCFD B995	2,542,517	14.b.
15. Trading liabilities (from Schedule RC-D)			RCFD 3548	0	15.
16. Other borrowed money (includes mortgage indebtedness) (from Schedule RC-M)			RCFD 3190	0	16.

1 Includes cash items in process of collection and unposted debits.
2 Includes time certificates of deposit not held for trading.
3 Institutions that have adopted ASU 2016-13 should report in item 2.a amounts net of any applicable allowance for credit losses, and item 2.a should equal Schedule RC-B, item 8, column A, less Schedule RI-B, Part II, item 7, column B.
4 Item 2.c is to be completed by all institutions. See the instructions for this item and the Glossary entry for "Securities Activities" for further detail on accounting for investments in equity securities.
5 Includes all securities resale agreements, regardless of maturity.
6 Institutions that have adopted ASU 2016-13 should report in items 3.b and 11 amounts net of any applicable allowance for credit losses.
7 Institutions that have adopted ASU 2016-13 should report in item 4.c the allowance for credit losses on loans and leases.
8 Includes noninterest-bearing, demand, time, and savings deposits.
9 Report overnight Federal Home Loan Bank advances in Schedule RC, item 16, "Other borrowed money."
10 Includes all securities repurchase agreements, regardless of maturity.

Reporting Period: March 31, 2021 April 30, 2021 3:02 PM

Exhibit 7

Umb Bank, National Association - FDIC Certificate Number: 8273

Submitted to CDR on 04/30/2021 at 02:50 PM

Schedule RC—Continued

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Page 18 of 89
RC-2

Dollar Amounts in Thousands	RCFD	Amount	
Liabilities - continued			
17. and 18. Not applicable			
19. Subordinated notes and debentures (1)	3200	0	19.
20. Other liabilities (from Schedule RC-G)	2930	351,833	20.
21. Total liabilities (sum of items 13 through 20)	2948	31,594,891	21.
22. Not applicable			
Equity Capital			
Bank Equity Capital			
23. Perpetual preferred stock and related surplus	3838	0	23.
24. Common stock	3230	21,250	24.
25. Surplus (excludes all surplus related to preferred stock)	3839	849,822	25.
26. a. Retained earnings	3632	1,770,238	26.a.
b. Accumulated other comprehensive income (2)	B530	173,083	26.b.
c. Other equity capital components (3)	A130	0	26.c.
27. a. Total bank equity capital (sum of items 23 through 26.c)	3210	2,814,393	27.a.
b. Noncontrolling (minority) interests in consolidated subsidiaries	3000	0	27.b.
28. Total equity capital (sum of items 27.a and 27.b)	G105	2,814,393	28.
29. Total liabilities and equity capital (sum of items 21 and 28)	3300	34,409,284	29.

Memoranda

To be reported with the March Report of Condition.

	RCFD	Number	
1. Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 2020	6724	2a	M.1.

1a = An integrated audit of the reporting institution's financial statements and its internal control over financial reporting conducted in accordance with the standards of the American Institute of Certified Public Accountants (AICPA) or the Public Company Accounting Oversight Board (PCAOB) by an indepen-dent publicaccountant that submits a report on the institution

1b = An audit of the reporting institution's financial statements only conducted in accordance with the auditing standards of the AICPA or the PCAOB by an independent public accountant that submits a report on the institution

2a = An integrated audit of the reporting institution's parent holding company's consolidated financial statements and its internal control over financial reporting conducted in accordance with the standards of the AICPA or the PCAOB by an independent public accountant that submits a report on the consolidated holding company (but not on the institution separately)

2b = An audit of the reporting institution's parent holding company's consolidated financial statements only conducted in accordance with the auditing standards of the AICPA or the PCAOB by an independent public accountant that submits a report on the consolidated holding company (but not on the institution separately)

3 = This number is not to be used

4 = Directors' examination of the bank conducted in accordance with generally accepted auditing standards by a certified public accounting firm (may be required by state-chartering authority)

5 = Directors' examination of the bank performed by other external auditors (may be required by state-chartering authority)

6 = Review of the bank's financial statements by external auditors

7 = Compilation of the bank's financial statements by external auditors

8 = Other audit procedures (excluding tax preparation work)

9 = No external audit work

To be reported with the March Report of Condition.

	RCON	Date	
2. Bank's fiscal year-end date (report the date in MMDD format)	8678	12/31	M.2.

1 Includes limited-life preferred stock and related surplus.

2 Includes, but is not limited to, net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, and accumulated defined benefit pension and other postretirement plan adjustments.

3 Includes treasury stock and unearned Employee Stock Ownership Plan shares.

Reporting Period: March 31, 2021

April 30, 2021 3:02 PM